Exhibit 99.1
Vail Resorts Contacts:
Investor Relations:  Michael Barkin, (303) 404-1800, InvestorRelations@vailresorts.com
Media:  Kelly Ladyga, (303) 404-1862, kladyga@vailresorts.com

Vail Resorts Reports Certain Ski Season Metrics for the Season-to-Date Period Ended January 10, 2016
BROOMFIELD, Colo. - January 13, 2016 - Vail Resorts, Inc. (NYSE: MTN) today reported certain ski season metrics for the comparative periods from the beginning of the ski season through January 10, 2016, and for the prior year period through January 11, 2015. The reported ski season metrics are for our U.S. mountain resorts, excluding results from Perisher and the urban ski areas of Afton Alps and Mt. Brighton. The data mentioned in this release is interim period data and is subject to fiscal quarter end review and adjustments.

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Season-to-date total lift ticket revenue at the Company’s U.S. mountain resorts, including an allocated portion of season pass revenue for each applicable period, was up 19.4% compared to the prior year season-to-date period.

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Season-to-date ancillary spending increased over prior year, with dining revenue up 14.3% and ski school revenue up 6.7% at the Company’s U.S. mountain resorts. Additionally, retail/rental revenue for U.S. resort store locations was up 9.1% compared to the prior year season-to-date period.

•	Season-to-date total skier visits for the Company’s U.S. mountain resorts were up 11.1% compared to the prior year season-to-date period.

Commenting on the ski season to date, Rob Katz, Chief Executive Officer said, “We are very pleased that our 2015/2016 ski season is off to a strong start across our U.S. resorts. While our results were clearly aided by a very strong rebound at our Tahoe resorts, we also saw solid revenue growth at our Colorado resorts and double digit revenue growth at Park City. We are seeing strong growth in U.S. destination visits across our resorts that is being partially offset by a significant decline in international visitation, which we believe is due to the strong U.S. dollar, a trend we expect to continue throughout the season.”

Katz continued, “Our results through the holiday period continue to give us confidence in the outlook for the remainder of the year and while most of the season is still in front of us, based on current trends and snow conditions continuing, we expect to exceed the Resort Reported EBITDA guidance range we issued in September and will provide more details on our forecast in our March 2016 earnings release.”

About Vail Resorts, Inc. (NYSE: MTN)
Vail Resorts, Inc., through its subsidiaries, is the leading global mountain resort operator. The Company's subsidiaries operate nine world-class mountain resorts and two urban ski areas, including Vail, Beaver Creek, Breckenridge and Keystone in Colorado; Park City in Utah; Heavenly, Northstar and Kirkwood in the Lake Tahoe area of California and Nevada; Perisher in New South Wales, Australia; Afton Alps in Minnesota and Mt. Brighton in Michigan. The Company owns and/or manages a collection of casually elegant hotels under the RockResort brand, as well as the Grand Teton Lodge Company in Jackson Hole, Wyoming. Vail Resorts Development Company is the real estate planning and development subsidiary of Vail Resorts, Inc. Vail Resorts is a publicly held company traded on the New York Stock Exchange (NYSE: MTN). The Vail Resorts company website is www.vailresorts.com and consumer website is www.snow.com.
Forward Looking Statements
Statements in this press release, other than statements of historical information, are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. All forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. Such risks and uncertainties include but are not limited to prolonged weakness in general economic conditions, including adverse effects on the overall travel and leisure related industries; unfavorable weather conditions or natural disasters; willingness of our guests to travel due to terrorism, the uncertainty of military conflicts or outbreaks of contagious diseases, and the cost and availability of travel options; adverse events that occur during our peak operating periods combined with the seasonality of our business; competition in our mountain and lodging businesses; high fixed cost structure of our business; our ability to fund resort capital expenditures; our reliance on government permits or approvals for our use of public land or to make operational and capital improvements; risks related to federal, state, local and foreign government laws, rules and regulations; risks related to our reliance on information technology; our failure to maintain the integrity of our customer or employee data; adverse consequences of current or future legal claims; a deterioration in the quality or reputation of our brands, including from the risk of accidents at our mountain resorts; our ability to hire and retain a sufficient seasonal workforce; risks related to our workforce, including increased labor costs; loss of key personnel; our ability to successfully integrate acquired businesses or future acquisitions; our ability to realize anticipated financial benefits from Park City; fluctuations in foreign currency exchange rates, in particular the Australian Dollar; impairments or write downs of our assets; changes in accounting estimates and judgments, accounting principles, policies or guidelines; and a materially adverse change in our financial condition; and other risks detailed in the Company’s filings with the Securities and Exchange Commission, including the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the fiscal year ended July 31, 2015.

All forward-looking statements attributable to us or any persons acting on our behalf are expressly qualified in their entirety by these cautionary statements. All guidance and forward-looking statements in this press release are made as of the date hereof and we do not undertake any obligation to update any forecast or forward-looking statements whether as a result of new information, future events or otherwise, except as may be required by law.